STOCK PURCHASE AGREEMENT

by and among

A. REYAZ FAROOK,

MKI REYAZ,

and

HTL LOGISTICS LIMITED (a Cayman Island Corporation)

and

PACIFIC CMA INC.

As of April 20, 2006

STOCK PURCHASE AGREEMENT, (the “Agreement”) dated as of April 20, 2006, by and among, A. REYAZ FAROOK AND MKI REYAZ (each a “Seller,” and collectively, the “Sellers”), HTL Logistics Limited, a Cayman Island corporation (the “Company”) and Pacific CMA, Inc., a Delaware corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company, which owns the capital stock of certain non-United States entities in the amounts set forth on Schedule 1 annexed hereto (collectively, the “Subsidiaries”), provides cargo services including the shipment of general cargo, perishables, pharmaceuticals, garments, and information technology products (collectively, the “Subsidiaries”); and

WHEREAS, Purchaser is a global, non-asset based logistics/freight forwarder providing supply chain logistics services; and

WHEREAS, Company is authorized to issue a total of five hundred thousand (500,000) shares of capital stock (the “Company Shares”), three hundred thirty thousand (330,000) of which authorized Company Shares are issued and outstanding, all of which are owned by the Sellers in the amounts set forth on Schedule 2 annexed hereto; and

WHEREAS, Purchaser and Sellers agree that Purchaser shall acquire (the “Acquisition”) from the Sellers (i) 231,000 Company Shares which Company Shares constitute seventy (70%) percent of the issued and outstanding Company Shares (the “Acquisition Shares”), and (ii) a three (3) year option, the form of which is annexed hereto as Exhibit A (the “Option”) to acquire the remaining 99,000 Company Shares (the “Option Shares”), all on the terms set forth herein; and

WHEREAS, Purchaser is a corporation subject to the reporting requirements of Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, Purchaser’s shares of common stock (the “Common Stock”) are listed for trading on the American Stock Exchange (the “AMEX”) under the symbol “PAM;” and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the parties hereto do hereby agree as follows:

1. SALE OF SECURITIES, ETC.

1.1 Certain Definitions. Certain terms that are not otherwise defined in other sections of this Agreement are defined in Section 12.1 hereafter.

1.2 Acquisition Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 below) to be held pursuant to Section 2 below, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, good and marketable title to the 231,000 Acquisition Shares, all free and clear of Liens of every kind and character.

1.3 Purchase Price. In consideration for Sellers’ sale of the 231,000 Acquisition Shares and issuance of the Option to the Purchaser, the Purchaser shall, at the Closing, (i) pay to the Sellers an aggregate purchase price of One Million Three Hundred Thirty Thousand Dollars (US$1,330,000), less all funds paid prior to such date (the “Cash Portion”), and (ii) issue to Sellers Two Million Eight Hundred Thousand (2,800,000) shares of restricted Common Stock (the “PAM Shares”). The amount of PAM Shares and Cash Portion of the Purchase Price to be provided to each Seller shall be as set forth on Schedule 1.3 annexed hereto.

1.4 Option. At Closing, the Sellers shall issue to the Purchaser the Option, pursuant to which the Purchaser shall have the right for a period of three (3) years from the Closing to purchase the 99,000 Option Shares (which 99,000 Option Shares shall constitute all of issued and outstanding shares of Company Stock owned by the Sellers following the Closing). The Option may be exercised at any time by the Purchaser by the Purchaser purchasing all of the Option Shares as provided below. The exercise price of the Option Shares shall be (i) $570,000, and (ii) such number of shares of Common Stock, as follows (collectively, the “Exercise Price”):

Time following Closing when
the Option Exercised		Number of Shares

1.	0-12 months	1,320,000 shares of restricted Common Stock

2.	12 months - 24 months	1,440,000 shares of restricted Common Stock

3.	24 months - 36 months
(i) 1,800,000 shares of restricted Common Stock if the Net Profit is between $1,200,000 and $2,200,000; (ii) 2,000,000 shares of restricted Common Stock if the Net Profit is between $2,200,000 and $2,400,000; or (iii) 2,200,000 shares of restricted Common Stock if the Net Profit is $2,400,000 or above.

1.5 Escrow of Option Shares. At Closing, the Seller shall deliver to Gusrae, Kaplan, Bruno & Nusbaum PLLC (the “Escrow Agent”), the 99,000 Option Shares, which Option Shares shall be held in escrow by the Escrow Agent pursuant to and on the terms and conditions set forth in an escrow agreement, the form of which is annexed hereto as Exhibit B (the “Escrow Agreement”), pending exercise of the Option and payment of the Exercise Price.

1.6 Incentive Shares. As further consideration for the Sellers entering into this Agreement, for the fiscal years ended December 31, 2006, 2007 and 2008, in the event the Net Profit in any such year is greater than the $500,000 (if Net Profit is less than $500,000, no Incentive Shares will be issued), then the Sellers shall be entitled to receive restricted shares of Common Stock (the “Incentive Shares”) proportionate to their ownership of the Company (as set forth on Schedule 2 hereto), the number of which Incentive Shares to be issued for such year shall equal the product obtained by multiplying (i) the Net Profit for such year by (ii) 0.45; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, in no event shall the Sellers be entitled to receive in any year more than 750,000 Incentive Shares.  Prior to any issuance of any Incentive Shares, if ever, the Sellers shall have no beneficial or other right to any Incentive Shares including, but not limited to, no right to vote, encumber, sell, hypothecate and/or other transfer or claim any ownership rights to any Incentive Shares.

1.7 Employment Agreement. At the Closing, Mr. Farook shall enter into a three (3) year employment contract (the “Farook Agreement”) in the form annexed hereto as Exhibit C, pursuant to which he shall be a Director of the Purchaser and the Chief Executive officer of the Company and receive a salary of US$8,195.00 per month (subject to annualized 20% raises as provided therein).

1.8 Return of Funds. In the event for any reason or no reason, the Acquisition does not occur by July 1, 2006 or earlier if a condition to closing set forth in Section 6 of this Agreement does not occur, then the Sellers and/or the Company shall wire to the Purchaser all funds previously paid by the Purchaser to the Sellers and/or the Company no later than the date five (5) days following the date of written notice by the Purchaser to the Sellers and/or the Company requesting such repayment.

2. THE CLOSING

2.1 Place and Time. The closing of the Acquisition (the “Closing”) shall take place at the offices of Gusrae, Kaplan, Bruno & Nusbaum, PLLC, 120 Wall Street, New York, New York at 10:00 a.m. on such date as the parties hereto have satisfied all closing conditions as set forth in Section 7 and Section 8 but in no event later than July 1, 2006 (unless otherwise agreed to by the parties) or at such other place, date and time as the parties may agree in writing (the “Closing Date”).

2.2 Deliveries by Sellers and Company. At the Closing, Sellers and Company shall deliver to Purchaser the following:

(a) A stock certificate(s) with appropriately executed transfer documents for the transfer of all of the Acquisition Shares by Seller to Purchaser;

(b) The Option, executed by each of the Sellers;

(c) A certificate issued by an authorized government official (an “Authorized Official”) of each jurisdiction in which the Company and each Subsidiary is incorporated as to the good standing of Company and each Subsidiary in the appropriate jurisdiction, as of a then recent date;

(d) The Executed Escrow Agreement;

(e) A legal opinion by legal counsel opining to, among other items, the Company and each Subsidiary is in good standing and all of its issued and outstanding capital stock is owned, as set forth on Schedule 2.2 hereto;

(f) Consolidated financial statements including footnotes thereto of the Company and each of its Subsidiaries that comply in all respects with U.S. GAAP and SEC Rule S-X;

(g) Stock certificates for the 99,000 Option Shares to be held by the Escrow Agent pursuant to the Escrow Agreement pending exercise of the Option by the Purchaser;

(h) A true and complete copy of the charter documents (as amended) of the Company and each Subsidiary, certified as of a then recent date, by an authorized official;

(i) A true and correct copy of the By-Laws (as amended), as in effect as of the Closing Date, certified by the Secretary of Company;

(j) Certificates of an officer of the Company attesting to the compliance by each of the terms and conditions of this Agreement to be complied with by the Sellers and Company, respectively, and the accuracy of the Company’s representations and warranties made in this Agreement;

(k) Resolutions of the shareholders of the Company’s Board of Directors (or similar governing authority) authorizing all transactions contemplated by this Agreement;

(l) Resolutions of the shareholders of the Company, to the extent that the approval of the shareholders is required in order to consummate the transactions contemplated by this Agreement; and

(m) The Stock Certificates representing the Company ownership of the Subsidiaries;

(n) The resignations of all officers and directors of the Company and each Subsidiary, (except Reyaz Farook who shall remain in his current position) and resolutions of the Company and each Subsidiary appointing such officers and directors as the Purchaser shall so request; and

(o) All other documents, instruments and writings required (or reasonably requested by Purchaser and/or its counsel).

2.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following to Seller:

(a) Bank, certified or cashier’s checks in the full amount of the Cash Portion of the Purchase Price payable to the order of Seller, or a wire transfer of funds to Seller’s account, in the full amount of the Purchase Price, pursuant to wire transfer instructions provided by Seller;

(b) A certificate executed by an officer of Purchaser, attesting to the compliance by Purchaser of the terms and conditions of this Agreement to be complied with by Purchaser and the accuracy of the representations and warranties of Purchaser made in this Agreement;

(c) A restricted stock certificate for the 2,800,000 PAM Shares;

(d) An executed copy of the Escrow Agreement;

(e) An executed copy of the Farook Agreement;

(f) Resolutions of the Purchaser’s Board of Directors authorizing all transactions contemplated by this Agreement; and

(g) All other documents, instruments and writings required (or reasonably requested by Sellers and/or their counsel) by this Agreement to be delivered by Purchaser at the Closing.

3. REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

The Sellers and Company (which for purposes solely of this Section 3, the definition “Company” shall include the Company and all of its Subsidiaries, unless otherwise expressly stated otherwise herein) jointly and severally represent, warrant and covenant to and with Purchaser, both as of the date of this Agreement and as of the Closing Date, as an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby as follows:

3.1 Authorization of Agreement. The Sellers and Company are each fully able, authorized and empowered to execute and deliver this Agreement and each other agreement, document, instrument and certificate to be executed by the Sellers and/or Company in connection with the consummation of the transactions contemplated by this Agreement, including, but not limited to, the Option and the Escrow Agreements (collectively, the “Transaction Documents”), and to perform each of their covenants and agreements hereunder and thereunder. This Agreement and the other Transaction Documents, upon execution and delivery by the Sellers and the Company (and assuming due execution and delivery hereof and thereof by the other parties hereto and thereto), will constitute valid and legally binding obligations of each of Sellers and Company, enforceable against each of them in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Seller or Company under or by virtue of this Agreement and the other Transaction Documents. Upon delivery of the Option and the Acquisition Shares (and the Option Shares upon due exercise), Purchaser will acquire good and marketable title to the Acquisition Shares, the Option and the Option Shares, free and clear of any Liens, claims or rights of another.

3.2 No Breach. Neither the execution and delivery of this Agreement nor compliance by Sellers and Company with any of the provisions hereof nor the consummation of the transactions and actions contemplated hereby will:

(a) violate or conflict with any provision of the Sellers’, the Company’s or any Subsidiaries’ charter documents;

(b) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any material agreement or other document or undertaking, oral or written to which the Sellers, the Company and/or any Subsidiary is a party or by which any of their properties or assets may be bound;

(c) result in the creation of any Lien upon any of the properties or assets of the Sellers, the Company and/or any Subsidiary pursuant to the terms of any such material agreement or instrument;

(d) violate any statute, ordinance, regulation judgment, order, injunction, decree or award of any court or Governmental Body against, or binding upon the Sellers, any Subsidiaries or the Company or upon any of their properties or assets; or

(e) violate any law or regulation of any jurisdiction relating to Sellers, the Company or any of their securities, assets or properties.

3.3 Obligations; Authorizations. Neither the Sellers, any Subsidiary nor the Company is (i) in violation of any judgment, order, injunction, award or decree which is binding on it or any of its assets, properties, operations or business which violation, by itself or in conjunction with any other such violation, would materially and adversely affect the consummation of the transactions contemplated hereby; or (ii) in violation of any law or regulation or any other requirement of any Governmental Body, court or arbitrator relating to it, or to its assets, operations or businesses which violation, by itself or in conjunction with other violations of any other Law, would materially adversely affect the consummation of the transactions contemplated hereby.

3.4 Consents. All requisite consents of third parties, including, but not limited to, governmental or other regulatory agencies, federal, state or municipal, required to be received by or on the part of Sellers, any Subsidiaries and/or the Company for the execution and delivery of this Agreement and the performance of their obligations hereunder have been obtained and are in full force and effect. Each of Seller, the Subsidiaries and the Company has fully complied with all conditions of any such consents.

3.5 Organization. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing as set forth on Schedule 3.5 hereto and each has full power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted. The Company is duly qualified as a foreign corporation in the other jurisdictions listed on Schedule 3.5. Neither the Company nor any Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither the location of its assets nor the nature of its business requires it to be so qualified.

3.6 Capitalization. As of the date of this Agreement, the Company has 500,000 Company Shares authorized, of which 330,000 are issued and outstanding, and all of which are owned by Sellers as provided in Schedule 2 hereto, and have been duly authorized, and are validly issued, fully paid and non-assessable. The Company has no other securities issued and outstanding other than the Option Shares subject to the Option. In addition, (i) there is no option, warrant, call, right, commitment or other agreement of any character to which the Company and the Sellers are a party; (ii) there are no securities of Company outstanding which upon conversion or exchange would result in the issuance of Company Shares; and (iii) there are no appreciation rights, or other similar rights based on securities of Company which, in the case of clauses (i), (ii) or (iii), would require the issuance, sale or transfer of Company Stock or any other securities of Company, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Company Shares or other equity securities of the Company. Neither Seller nor Company is a party to, nor is either of them aware of, any voting trust or other voting agreement with respect to any of the securities of Company or of any agreement relating to the issuance, sale, redemption, transfer or other disposition of the Company Stock on other securities of Company.

3.7 Charter Documents and By-Laws. Annexed hereto as Exhibit D is a true and complete copy of the charter documents and By-Laws of Company as in effect on the date hereof, certified by the Secretary of Company in the case of the By-Laws and by an Authorized Official in the case of the charter documents.

3.8 Subsidiaries, Joint Ventures, Partnerships, etc. Other than as set forth on Schedule 3.5, the Company does not have any subsidiaries. In addition, except as set forth on Schedule 3.8, the Company is not a party to any joint venture, partnership or similar arrangement in which Company participates.

3.9 Financial Statements. The Sellers, the Company and the Subsidiaries have provided Purchaser with audited financial statements of the Company and the Subsidiaries, annexed hereto as Exhibit E, for the years ended December 31, 2005, 2004, 2003, including all notes related thereto (the “Financial Statements”), which Financial Statements (i) are in accordance with the books and records of Company, (ii) are correct and complete in all material respects, (iii) present fairly the financial position and results of operations of Company as of the respective dates indicated; (iv) have been prepared in accordance with U.S GAAP and comply with SEC Rule S-X in all respects.

3.10 No Undisclosed Liabilities. Except as set forth on Schedule 3.10, Company does not have any liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except (i) obligations under Contract described in Schedule 3.10, (ii) liabilities provided for in the Financial Statements (other than liabilities which, in accordance with U.S. GAAP, need not be disclosed), and (iii) liabilities (other than accounts payable) incurred since December 31, 2005, in the ordinary course of business consistent with past practices, the sum of which is, in the aggregate, not greater than US$10,000.

3.11 Absence of Certain Developments. Except as set forth on Schedule 3.11 and since December 31, 2005:

(a) there has not been any Material Adverse Change nor has any event occurred which could reasonably be expected to result in any Material Adverse Change;

(b) there has not been any declaration, setting a record date, setting aside or authorizing the payment of, any distribution in respect of the Company Stock or any other securities of Company, or any repurchase, redemption or other acquisition by Company of any of the outstanding securities of, or other ownership interest in, Company;

(c) there has not been any transfer, issue, sale or other disposition by the Company of Company Stock or other securities of Company or any grant of options, warrants, calls or other rights to purchase or otherwise acquire Company Stock or such other securities;

(d) Company has not (i) awarded or paid any bonuses to Employees or Representatives of Company; (ii) entered into any employment, deferred compensation, severance or similar agreements (nor amended any such agreement); (iii) agreed to increase the compensation payable or to become payable by Company to any of Company’s Employees or Representatives; or (iv) agreed to increase the coverage or benefits available under any severance pay, deferred compensation, bonus or other incentive compensation, pension or other employee benefit plan, payment or arrangement made to, for or with such Employees or Representatives, other than in the ordinary course of business consistent with past practice which increases in the aggregate do not exceed US$10,000 in annual cost to Company and consistent with the operating expense budget of Company, and other than as may have been required by law or insurers;

(e) Company has not made any loans, advances (other than advances to officers and employees of Company, which advances are made in the ordinary course of business and do not exceed per individual the reasonable anticipated expenses for legitimate business purposes), or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of the Company;

(f) Company has not transferred or granted any rights under any Contracts, leases, licenses, agreements or Intellectual Property (defined hereafter) used by Company in its business;

(g) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property or assets of Company;

(h) Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Company except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;

(i) Company has not canceled or compromised any debt or claim, or amended, canceled, terminated, relinquished, waived or released any Contract or right, except in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be material to Company;

(j) Company has not made any binding commitment to make any capital expenditures or capital additions or betterments;

(k) Company has not incurred any debts, obligations or liabilities, whether due or to become due, except current liabilities incurred in the ordinary course of business, none of which current liabilities (individually or in the aggregate) could result in a Material Adverse Change;

(l) Company has not entered into any transaction other than in the ordinary course of business except for this Agreement;

(m) Company has not encountered any labor difficulties or labor union organizing activities;

(n) Company has not made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted;

(o) Company has not disclosed to any Person any material trade secrets except for disclosures made to Persons subject to valid and enforceable confidentiality agreements;

(p) Company has not suffered or experienced any material change in the relationship or course of dealings between the Company and any of its suppliers or customers which supply goods or services to Company or purchase goods or services from Company; and

(q) Company has not made any payment to, or received any payment from, or made or received any investment in, or entered into any transaction or series of related transactions (including without limitation, the purchase, sale, exchange or lease of assets, property or services, or the making of a loan or guarantee) with any Affiliate (each, an “Affiliate Transaction”).

3.12 Taxes. Except as set forth on Schedule 3.12, Company has filed all Tax returns (including statements of estimated Taxes owed) and reports required to be filed within the applicable periods (subject to extensions) for such filings and has paid all Taxes required to be paid. Such Tax returns and reports are true and correct in all material respects. No deficiencies for any Tax are currently assessed against Company, and, no Tax returns of Company have ever been audited by a Governmental Body, and, to the knowledge of Seller and Company, there is no such audit pending or contemplated. There is no Tax Lien, whether imposed by any international, national, state or local taxing authority, outstanding against the assets, properties or business of Company other than Liens for Taxes which are not yet due. Company has not executed any waiver of the statute of limitations on the assessment or collection of any Tax or governmental charge. Company has properly charged, collected and paid all applicable stamp, sales, use and other similar Taxes on or before the Closing Date.

3.13 Real Property.

(a) Schedule 3.13 sets forth a complete list of all real property and interests in real property leased by Company (each, a “Real Property Lease,” and collectively, the “Real Property Leases”) as lessee or lessor. Company has good, legal and marketable title to the leasehold estates in all Real Property Leases in each case free and clear of all Liens. Company does not have any reason to believe that such title would not be insurable subject to customary exceptions.

(b) Each of the Real Property Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Real Property Lease by Company or, to the knowledge of the Seller and/or Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(c) No previous or current party to any Real Property Lease has given notice of or made a claim with respect to any breach or default thereunder. With respect to those Real Property Leases that were assigned or subleased to Company by a third party, all necessary consents to such assignments or subleases have been obtained.

3.14 Tangible Personal Property; Assets. Except as set forth on Schedule 3.14, Company has good, legal and marketable title to or valid leasehold interests in, all of its personal property and assets. The personal property owned by Company are held in each case free and clear of all Liens, other than Permitted Liens. With respect to the personal property and assets that Company leases, the lessee thereunder is in compliance with such leases except for such noncompliance as would not have a Material Adverse Effect and the lessee holds a valid leasehold interest free and clear of any Liens, other than Permitted Liens. All material items of personal property and assets owned or leased by Company are in good operating condition, normal wear and tear excepted.

3.15 Intellectual Property. Except as set forth in the on Schedule 3.15, Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, software, formulae, trade secrets and know how (collectively, the “Intellectual Property”) necessary to the conduct of its business as conducted. Schedule 3.15 sets forth a correct and complete list of all of the registered Intellectual Property of Company. No claim is pending or, to the knowledge of Seller and/or Company, threatened to the effect that the operations of Company infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property, and neither Seller nor Company knows of any basis for any such claim (whether or not pending or threatened). No claim is pending or, to the knowledge of Seller and/or Company, threatened to the effect that any such Intellectual Property owned or licensed by Company, or which Company otherwise has the right to use, is invalid or unenforceable by Company, and neither Seller nor Company knows of any basis for any such claim (whether or not pending or threatened). Company has not granted or assigned to any other Person any right to provide the services or proposed services of Company.

3.16 Material Contracts.

(a) Except as set forth on Schedule 3.16, neither Company nor any of its properties or assets is a party to or bound by any (i) Contract not made in the ordinary course of business, or involving a commitment or payment by Company in excess of US$25,000 or, in Sellers’ and/or Company’s belief, otherwise material to the business of Company; (ii) Contract among members or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any assets or share capital of Company or any other Person or involving a sharing of profits; (iii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of Company; (iv) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract, (v) Contract with any Governmental Body outside the ordinary course of business, (vi) Contract with respect to the discharge, storage or removal of hazardous materials or (vii) binding commitment or agreement to enter into any of the foregoing.

(b)  (i) Each of the Contracts described on Schedule 3.16 is valid and enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any such Contract by Company or, to the knowledge of Seller and/or Company, by any other party thereto, which is likely to have a Material Adverse Effect, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by Company thereunder which is likely to have a Material Adverse Effect.

(ii) No previous or current party to any Contract has given written notice to Company or Seller, or made a claim with respect to any breach or default thereunder and neither Seller nor Company has any knowledge of any notice of or claim with respect to any such breach or default.

(c) With respect to the Contracts described on Schedule 3.16 that were assigned to Company by a third party, all necessary consents to such assignment have been obtained.

3.17 Employee Benefits. Except as set forth on Schedule 3.17, Company does not have in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. Company is in compliance in all material respects with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours.

3.18 Employees.

(a) To the knowledge of Seller, the Company, and/or any Subsidiary, no Key Employee and no group of Employees or independent contractors of Company has any plans to terminate his, her or its employment or relationship as an Employee or independent contractor with Company, except for those Employees requested to resign by the Purchaser.

(b) Schedule 3.18 sets forth a true and complete list of (i) each Employee of the Company and/or any Subsidiary whose current annual compensation is US$25,000 or more, together with such person’s job title and amounts and forms of compensation and fringe and severance benefits and (ii) each consultant, contractor or subcontractor equivalent of Company and/or any Subsidiary whose annual compensation payable by Company and/or any Subsidiary is US$10,000 or more, together with such person’s amounts and forms of compensation.

(c) To the best of Seller’s and Company’s knowledge, no Key Employee or any other Employee of Company is a party to or is otherwise bound by any agreement or arrangement (including, without limitation, confidentiality agreements, non-competition agreements, licenses, covenants, or commitments of any nature), or subject to any judgment, decree, or Order of any court or Governmental Body, (i) that would conflict with such Employee’s obligation diligently to promote and further the interest of Company or (ii) that would conflict with Company’s business as now conducted or as proposed to be conducted.

(d) Schedule 3.18 sets forth a list of each of the Key Employees of Company who have entered into a confidentiality agreement with Company.

3.19  Litigation. There are no Legal Proceedings pending or, to the knowledge of Seller and/or Company, threatened that question the validity of this Agreement or any of the other Transaction Documents or any action taken or to be taken by Company in connection with the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.19, there are no Legal Proceedings pending or, to the knowledge of Seller and/or Company, threatened against or affecting Company or any of its properties or assets, and there is no reasonable basis for any such Legal Proceeding. There is no outstanding or, to the knowledge of Seller and/or Company, threatened Order of any Governmental Body against, in respect of, or naming Company, or in respect of any of its properties or assets or against Company.

3.20 Compliance with Laws; Permits.

(a) Company is and at all times has been in compliance in all material respects with all material Laws and material Orders promulgated by any Governmental Body applicable to Company, or to the conduct of the business or operations of Company, or the use of any of its properties (including any leased properties) and assets. Company has not received any notices of violation or alleged violation of any such Law or Order by any Governmental Body.

(b) Company has all Permits necessary for the conduct of its business where the failure to have such Permits could have a Material Adverse Effect. In addition, (i) Company has complied in all material respects with all conditions of such Permits applicable to it; (ii) no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation which could have a Material Adverse Effect, has occurred in the due observance of any such Permit; (iii) all such Permits are in full force and effect without further consent or approval of any Person; and (iv) none of Seller or Company has received any notice from any source to the effect that there is lacking any such material Permit required in connection with the current operations of Company.

3.21 Environmental and Safety Laws. Company is not in violation of any applicable Laws relating to the environment or occupational health and safety where the failure to so comply could have a Material Adverse Effect and no material expenditures are or will be required in order to comply with any such existing Laws.

3.22 Investment Company Act. Company is not, nor is it directly or indirectly controlled by or acting on behalf of, any Person that is an investment company within the meaning of the Investment Company Act of 1940, as amended.

3.23 Affiliate Transactions. Schedule 3.23 sets forth each Affiliate Transaction of Company, including the parties, material terms (including amounts due from Company or owed to the Company), restrictions and obligations of Company in connection with each such Affiliate Transaction. Each such Affiliate Transaction is on an arm’s-length basis and on terms no less favorable to Company than could be obtained from non-related parties.

3.24  Insurance. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring Company and its properties, business and projects against such losses and risks, and in such amounts, as are customary in the case of businesses of established reputation engaged in the same or similar business and similarly situated. Company has not been refused any insurance coverage sought or applied for, and Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of Company. There are no claims currently pending by Company under any insurance policy. Except as disclosed on Schedule 3.24, Company is not in default in any material respect with respect to any provision contained in any insurance policy maintained by Company, and has not failed to give any notice or present any presently existing claims under any insurance policy in due and timely fashion.

3.25 Customers and Suppliers. Schedule 3.25 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of Company and the U.S. dollar amount of gross profit of sales for each such customer and total billing of purchases for each such supplier for the year ended December 31, 2005. There exists no actual or, to the knowledge of Seller and/or Company, threatened termination or cancellation of the business conducted by Company with any customer, supplier or group of customers or group of suppliers set forth on Schedule 3.25.

3.26 No Broker, etc. Except as set forth in Schedule 3.26, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller or Company, directly or indirectly, in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment from Seller or Company in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Seller or Company.

3.27 Investment Intent. The Sellers and the Company each are aware that the PAM Shares are not (and the Incentive Shares when issued will not be) registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or under the Laws of any state or other jurisdiction. The PAM Shares are (and the Incentive Shares will be upon issuance) subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under said Securities Act and such laws pursuant to registration or exemption therefrom. The Sellers and the Company are acquiring the PAM Shares (and the Incentive Shares) for their own accounts and not with a view to their distribution within the meaning of the Securities Act.

3.28 Accredited Investor. The Sellers and the Company each are an “accredited investor” as that term is defined in Regulation D under the Securities Act.

3.29 Accurate Information. The Sellers and the Company represents to the Purchaser that any information which the Sellers and/or the Company has heretofore furnished or are furnishing herewith to the Purchaser is complete and accurate and may be relied upon by the Purchaser. The Sellers and the Company further represent and warrant that they will notify and supply corrective information to the Purchaser immediately upon the occurrence of any change therein.

3.30 Requested Documents. The Sellers and the Company, their attorneys, accountants, representatives and tax advisors (collectively, “Advisors”), have reviewed all Transaction Documents in detail, as well as all filings made by the Purchaser with the Securities and Exchange Commission (the “SEC Filings”). The Sellers, the Company and their Advisors have carefully reviewed all such documents and understand completely the information contained therein. In effectuating the Acquisition, the Sellers, the Company and the Advisors have relied upon the Transaction Documents and the SEC Filings.

3.31 Questions of Purchaser. The Sellers, the Company and/or its Advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Purchaser concerning the Agreement and the business, financial condition, results of operations and prospects of the Purchaser, and all such questions have been answered by the Purchaser to the full satisfaction of the Sellers, the Company and its Advisors, if any.

3.32 Knowledge. The Sellers and the Company, either alone or together with its Advisors, if any, have such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable them to utilize the information made available to them in connection with this Agreement to evaluate the merits and risks of such an investment and to make an informed investment decision with respect thereto.

3.33 Satisfaction of Information. The Sellers and the Company are satisfied that they has received adequate information with respect to all matters which it or its Advisors, if any, consider material to its decision to entering into this Agreement.

3.34 Condition of Properties. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Company (i) are in good operating condition and repair (reasonable wear and tear excepted): (ii) are reasonably fit and usable for the purposes for which they are being used; (iii) are adequate and sufficient for the Company’s business; and (iv) conform in all material respects with all applicable Laws.

3.35 Pending Changes. To the knowledge of Seller and/or Company, there is no pending or threatened change in any Law which materially affects or could materially affect Company or the business, assets, liabilities, prospects, properties, results of operations or condition (financial or otherwise) of Company.

3.36 Books and Records. The books of account, ledgers, order books, records and documents of Company accurately and completely reflect all material information relating to the business of Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of Company.

3.37 Disclosure; Survival. All representations and warranties of Sellers and Company set forth in this Agreement or in any of the other Transaction Documents or in any writing or certificate delivered in connection with this Agreement, or any of the other Transaction Documents, shall survive the execution and delivery of this Agreement or the applicable other Transaction Document, as the case may be, and the consummation of the transactions contemplated hereby or thereby, for a period commencing on the date hereof and reviewing two (2) years from the later of the date the Option is exercised or expires, unless otherwise specifically provided in this Agreement or such other Transaction Document (the “Survival Period”), and shall not be affected by any examination made for or on behalf of Purchaser, the knowledge of Purchaser, or the acceptance by Purchaser of any certificate or opinion.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Company, both as of the date of this Agreement and as of the Closing Date as an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, as follows:

4.1 Authorization of Agreement. Purchaser is fully able, authorized and empowered to execute and deliver this Agreement and the other Transaction Documents, and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents, upon execution and delivery by Purchaser (and assuming due execution and delivery hereof and thereof by the other parties hereto and thereto), will constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Purchaser under or by virtue of this Agreement and the other Transaction Documents.

4.2 Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

4.3  Available Funds. Purchaser has readily available to it committed funds sufficient to pay the Purchase Price, as provided in Section 1.3 hereof, on a timely basis.

4.4 Investment Intent. Purchaser is aware that the Option, the Acquisition Shares and the Option Shares are not registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or under the Laws of any state or other jurisdiction. Purchaser is acquiring the Acquisition Shares for its own account and not with a view to their distribution within the meaning of the Securities Act.

4.5 Disclosure; Survival. All representations and warranties of Purchaser set forth in this Agreement or in any of the other Transaction Documents or in any writing or certificate delivered in connection with this Agreement, or any of the other Transaction Documents, shall survive the execution and delivery of this Agreement or the applicable other Transaction Document, as the case may be, and the consummation of the transactions contemplated hereby or thereby, for one (1) year from the date hereof and shall not be affected by any examination made for or on behalf of Seller, the knowledge of Seller, or the acceptance by Seller of any certificate or opinion.

5. PRE-CLOSING COVENANTS AND AGREEMENTS OF THE PARTIES

The Sellers and the Company, on the one hand, and Purchaser, on the other hand, hereby covenant and agree that, from the date hereof and until the Closing Date:

5.1 Access. Company shall afford to the officers, attorneys, accountants and other authorized representatives of Purchaser free and full access, during regular business hours and upon reasonable notice, to the Company’s and the Subsidiaries’ books, records, personnel and properties (including, without limitation, the work papers prepared by its auditors) so that Purchaser may have full opportunity to make such review, examination and investigation as it may desire of Company’s and the Subsidiaries’ business and affairs. The Company and its Subsidiaries will cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to Purchaser of all material facts affecting Company’s and the Subsidiaries’ financial conditions and business operations.

5.2 Conduct of Business. The Company and the Subsidiaries shall conduct their business only in the ordinary and usual course.

5.3 Liabilities. Neither the Company nor any Subsidiary shall not incur any obligation or liability, absolute and continent, except only in the ordinary and usual course of its business.

5.4 SEC Filings Relating to this Agreement. Purchaser shall file with the United States Securities and Exchange Commission (“SEC”) all required forms and disclosure items in a timely manner including, without limitation a Current Report on Form 8-K, in the form of Exhibit F annexed hereto (the “Form 8-K”), disclosing Purchaser’s entering into this Agreement and the other Transaction Documents, and which forms and disclosure items shall be approved by legal counsel to the Purchaser prior to filing and/or disclosure.

5.5 Public Announcements. No party hereunder shall, without the express prior written consent of the other parties hereto make any announcement or otherwise disclose any information regarding this Agreement and/or the transactions contemplated hereby other than as required by law or otherwise deemed advisable in counsel’s opinion to ensure compliance with public disclosure requirements under the federal securities laws; provided, however, that the parties hereto agree that the Form 8-K shall be filed with the SEC by Purchaser no later than four (4) business days following execution of this Agreement.

5.6 Expenses. Each of the parties hereto agrees to bear its own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the transactions contemplated hereby.

5.7 Further Assurances. Each of the parties shall execute such documents or other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated in this Agreement.

5.8 Certain Property. Sellers shall, in a manner mutually agreeable to the Sellers and the Purchaser prior to and/or after the Closing, transfer to Sellers the assets set forth on Schedule 5.8 hereto (the “Assets”).

5.9 Financial Statements. The Sellers and the Company shall use their best efforts to complete the Financial Statements and keep the Purchaser appraised of the status thereof.

6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER TO CLOSE

The obligations of Purchaser to effectuate the Closing is subject to the fulfillment, prior to the Closing Date, of each of the following conditions (any one or more of which may be waived by Purchaser unless such condition is a requirement of law):

6.1 Representations and Warranties. All representations and warranties of Sellers and Company contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of the date hereof. Any changes in information set forth in the exhibits and schedules hereto shall be set forth on amended exhibits and schedules which shall be delivered to Purchaser at the Closing. Except as set forth in such amended exhibits and schedules, all representations and warranties of Sellers and Company contained in this Agreement and in any other Transaction Document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date.

6.2 Covenants. Sellers and Company shall have performed and complied in all material respects with all covenants and other agreements required by (or contained in) this Agreement to be performed or complied with or by each of them prior to or on the Closing Date.

6.3 No Actions. No action, suit, proceeding or investigation shall have been instituted against Company, the Subsidiaries and/or the Sellers and be continuing before a court or before or by a Governmental Body, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby or which might materially and adversely affect the rights of Purchaser to consummate the transactions contemplated hereby.

6.4 Approvals. Sellers, the Subsidiaries and the Company shall have obtained all approvals and consents to consummate this Agreement and the transactions to be consummated at or immediately following the Closing, in accordance with all applicable Laws.

6.5 Due Diligence. Purchaser and its legal counsel shall have completed to their sole satisfaction their due diligence of the Company, the Subsidiaries and all other items it deems necessary and/or advisable, and shall be satisfied with the results thereof.

6.6 Closing Documents. Purchaser shall receive all of the documents (executed where applicable) set forth in Section 2.2 of this Agreement, which documents shall be in form and substance reasonably satisfactory to the parties and their respective legal counsel.

6.7 Financing. The Purchaser shall have closed on its equity financing.

6.8 AMEX. Legal counsel for the Purchaser has determined that the Acquisition and the proposed financing shall comply with, and shall not directly and/or indirectly violate any AMEX rules.

6.9 Officers and Directors. All officers and directors of the Company and each Subsidiary, except for Mr. Farook who shall remain a director and officer of such entities, shall have resigned and certain other persons, as selected by the Purchaser, shall be appointed officers and directors of the Company and the Subsidiaries.

7. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER CLOSE

The obligations of Sellers and the Company to effectuate the Closing to the Purchaser, is subject to the fulfillment, prior to the Closing Date, of each of the following conditions (any one or more of which may be waived by the Sellers and the Company, unless such condition is a requirement of law).

7.1 Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement and in any of the other Transaction Documents shall be true and correct in all material respects as of the date hereof. Any changes in information set forth in the exhibits and schedules hereto shall be set forth on amended exhibits and schedules which shall be delivered to Seller at the Closing. Except as set forth in such amended exhibits and schedules, all representations and warranties of Purchaser contained in this Agreement and in any other Transaction Document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date.

7.2 Covenants. Purchaser shall have performed and complied in all material respects with all covenants and other agreements required by (or contained in) this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3 No Actions. No action, suit, proceeding or investigation shall have been instituted against Purchaser, and be continuing before a court or before or by a Governmental Body, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially and adversely affect the rights of Seller to consummate the transactions contemplated hereby.

7.4 Approvals. Purchaser shall have obtained all required consents and approvals to this Agreement and the transactions to be consummated at or immediately following the Closing, in accordance with all applicable Laws.

7.5 Guarantee/Liens. Mr. Farook shall be released from all guarantees and/or liens on his assets undertaken in connection with loans made to the Company and/or any Subsidiary by a commercial bank.

7.6 Closing Documents. The Sellers shall receive the Purchase Price and all of the documents set forth in Section 2.3 of this Agreement, which documents shall be in form and substance reasonably satisfactory to the parties and their respective legal counsel.

8. POST-CLOSING COVENANTS

8.1 Certain Assets. Sellers and Purchasers shall work together in good faith to transfer to the Sellers the Assets.

8.2 Registration Rights. If, on the date twelve (12) months following the date of Closing, the Sellers shall unanimously request in writing that the Purchaser register for resale the PAM Shares, the Incentive Shares, the Purchaser shall register for resale under the Securities Act all such shares.

8.3 Financial Statements. The Sellers and the Company shall use its best efforts to cause the Financial Statements to be delivered to the Purchaser no later than sixty (60) days from the Closing Date, if not delivered at the closing.

9. INDEMNIFICATION BY SELLER

Seller shall indemnify and hold Purchaser and its officers, directors, employees and agents harmless from and against any loss, damage or expense (including reasonable attorneys’ fees) caused by or arising out of any claim made against the Purchaser:

(a) for any breach, in any material respect, or default in the performance by Company or Seller of any covenant or agreement of either of them contained in this Agreement or in any of the other Transaction Documents;

(b) for any breach, in any material respect, by Company and/or Seller of any of the representations or warranties made by either of them in this Agreement, in any of the other Transaction Documents, or in any schedule, certificate or other instrument delivered by or on behalf of the Company and/or Seller pursuant hereto or thereto;

(c) for any broker’s or finder’s fee or any similar fee, charge or commission incurred by Company and/or the Seller prior to or in connection with this Agreement, or any of the transactions contemplated hereby; and

(d) for any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

10. INDEMNIFICATION BY PURCHASER

Purchaser shall indemnify and hold Sellers and their officers, directors, employees and agents harmless from and against any loss, damage or expense (including reasonable attorneys’ fees) caused by or arising out of any claim made against Purchaser:

(a) for any breach, in any material respect, or default in the performance by Purchaser of any covenant or agreement contained in this Agreement or in any of the other Transaction Documents;

(b) for any breach, in any material respect, by Purchaser of any of the representations or warranties made it in this Agreement, in any of the other Transaction Documents, or in any schedule, certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or thereto;

(c) for any broker’s or finder’s fee or any similar fee, charge or commission incurred by Purchaser prior to or in connection with this Agreement, or any of the transactions contemplated hereby; and

(d) for any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

11. NOTICE AND OPPORTUNITY TO DEFEND

Promptly after the receipt by Purchaser or Sellers of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a “Circumstance”) which could give rise to a right to indemnification under this Agreement, such party (the “Indemnified Party”) shall give prompt written notice to the party or parties who may become obligated to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall specify in reasonable detail the basis and amount, if ascertainable, of any claim that would be based upon the Circumstance. The failure to give such notice promptly shall relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless the Indemnified Party establishes that the Indemnifying Party either had knowledge of the Circumstance or was not prejudiced by the failure to give notice of the Circumstance. The Indemnifying Party shall have the right, at its option, to compromise or defend the claim, at its own expense and by its own counsel, and otherwise control any such matter involving the asserted liability of the Indemnified Party, provided that any such compromise or control shall be subject to obtaining the prior written consent of the Indemnified Party which shall not be unreasonably withheld. An Indemnifying Party shall not be liable for any costs of settlement incurred without the written consent of the Indemnifying Party. If any Indemnifying Party undertakes to compromise or defend any asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of or defense against any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party, provided such costs and expenses have been previously approved by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of an asserted liability.

12.  MISCELLANEOUS

12.1 Certain Definitions.

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Employee” means any current employee, officer or director of Company.

“GAAP” means generally accepted accounting principles, as in effect in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Law” means any federal, state, local or foreign law (including law), statute, code, ordinance, rule, regulation or other requirement or guideline.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or similar laws) of any jurisdiction and including any lien or charge arising by statute or other law.

“Material Adverse Change” means any material adverse change in the business, assets, liabilities, prospects, properties, results of operations or condition (financial or otherwise) of Company, taken as a whole, but will not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) acts attributable to any omission or action by Purchaser or its Affiliates, or (iii) circumstances that affect generally the industry in which Company operates.

“Material Adverse Effect” means any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (a) on the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of Company taken as a whole or (b) on the ability of Company to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby, but will not be deemed to include (i) any effects resulting from general economic, regulatory or political conditions, (ii) acts attributable to any omission or action by Purchaser or its Affiliates, or (iii) circumstances that affect generally the industry in which Company operates.

“Net Profit” means for any year, the audited, consolidated net profit, after taxes, of the Company and the Subsidiaries for such year prepared in accordance with US GAAP and Rule S-X of the Securities Act.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates by or of any Governmental Body.

“Permitted Liens” shall mean (i) Liens for ad valorem real or personal property taxes or assessments not yet due and payable or being contested in good faith (ii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’, and materialmen’s and similar liens, if the obligations secured by such Liens are not then delinquent, (iii) Liens arising or resulting from any action taken by Purchaser or its Affiliates (iv) easements, rights of way, restrictions and other similar Liens, which cannot be released by Seller without unreasonable effort and expense, and that do not materially interfere with the ordinary conduct of operations, any (v) any other Liens set forth on Schedule 12.1 annexed hereto.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Representatives” of a Person means its officers, Employees, agents, legal advisors and accountants.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

12.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder

12.3 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, overnight courier, facsimile transmission or prepaid cable or telegram and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by facsimile transmission, cable or telegram shall be deemed to have been given on the date sent) as follows:

If to Sellers, as follows:

A. Reyaz Farook
c/o HTL Logistics Limited
95 Anada Rajakarvka Mawatha,
Columbo 10, Sri Lanka
Fax No. 0094-11-2697033

If to Company, as follows:

[TO COME]

If to the Purchaser, as follows:

Pacific CMA, Inc.
Unit D 11/F Garment Centre
No. 576-586 Castle Peak Road
Cheungshawan, Kowloon
Hong Kong
Fax. No. 852-2-953-0939

With a copy to:

Gusrae, Kaplan, Bruno & Nusbaum, PLLC
120 Wall Street, 11th Floor
New York, New York 10005
Attention: Lawrence G. Nusbaum, Esq.
Fax No. (212) 809-5449

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 12.3 by a party hereto to the other parties hereto.

12.4 Waiver; Remedies. No delay on the part of Sellers, Company, the Subsidiaries or the Purchaser in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either of Seller, Company, the Subsidiaries or the Purchaser of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

12.5 Entire Agreement. This Agreement, along with the other Transaction Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings (in writing, oral or otherwise) of the parties relating thereto.

12.6 Amendment. No party may assign its rights under this Agreement without the express prior written consent of the other parties; provided, however, Purchaser may, upon providing written notice to Seller and Company, assign its rights and obligations hereunder to any Affiliate including, without limitation, any of its subsidiaries.

12.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

12.8 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to, arising out of or under this Agreement, shall be brought solely and exclusively in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby expressly covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

12.9 Captions. All Section titles or captions contained in this Agreement, in any schedule referred to herein or in any exhibit annexed hereto are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

12.10 Confidential Information. Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other party and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other party all such documents (including the documents annexed to this Agreement) then in such receiving party’s possession without retaining copies thereof, provided, however, that each party’s obligations under this Section 12.10 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the other or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or stockholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed.

13. TERMINATION AND WAIVER

13.1 Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date as follows:

(a) By mutual written consent of Sellers and Purchaser;

(b) By Purchaser, upon five (5) days prior written notice to Sellers and Company, if Purchaser is not reasonably satisfied with its due diligence review of Company, as provided in Section 6.5 hereof or the proposed financing does not occur.

(c) By Seller or Purchaser on July 1, 2006, if the Closing does not occur on or prior to that date (unless extended by the parties or unless the failure to close is the result of the actions of Seller or Purchaser).

13.2 Waiver. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party’s obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

HTL LOGISTICS LIMITED
(a Cayman Islands Corporation)

By: /s/ A. Reyaz Farook
Name: A. Reyaz Farook
Title: President/CEO

/s/ A. Reyaz Farook
A. Reyaz Farook

/s/ MKI Reyaz
MKI Reyaz

PACIFIC CMA, INC.

By: /s/ Alfred Lam
Name: Alfred Lam
Title: Chairman/CEO

LIST OF EXHIBITS

Exhibits

Exhibit A	The Option

Exhibit B	Escrow Agreement

Exhibit C	Farook Agreement

Exhibit D	Charter Documents and By-Laws

Exhibit E	Audited Financial Statements (with accompanying Notes)

Exhibit F	SEC Filings

LIST OF SCHEDULES

1	Subsidiaries of the Company

1.3	Acquisition Consideration to be Received by Each Seller

2.	Stock Ownership of the Company

2.2.	Legal Opinion

3.5	Organization Chart

3.10	Undisclosed Liabilities

3.11	Certain Developments

3.12	Taxes

3.13	Real Property

3.14	Tangible Personal Property; Assets

3.15	Intellectual Property

3.16	Material Contracts

3.17	Employee Benefits

3.18	Confidentiality Agreements for Key Employees

3.19	Litigation

3.23	Affiliate Transactions

3.24	Insurance

3.25	Customers and Suppliers

3.26	Broker’s / Finder’s / Commissions or other Fees

5.8	Certain Property

EXHIBIT A

The Option

EXHIBIT B

Escrow Agreement

EXHIBIT C

Farook Agreement

EXHIBIT D

Charter Documents and By-Laws

EXHIBIT E

Audited Financial Statements (with accompanying Notes)

EXHIBIT F

SEC Filings